                                                                     EXHIBIT 4.8

                            SPECIAL ESCROW AGREEMENT

     THIS SPECIAL ESCROW AGREEMENT (this "Escrow Agreement"), is made effective as of April 14, 2006, and is entered into by and among ATS Medical, Inc., a Minnesota corporation ("Parent"), 3F Therapeutics, Inc., a Delaware corporation (the "Company"), Bioscience Investment Trust plc ("Bioscience"), Domain Partners III, L.P. ("DP III LP"), DP III Associates, L.P. ("DP III Associates"), Domain Partners IV, L.P. ("DP IV LP"), DP IV Associates, L.P. ("DP IV Associates"), Domain Associates, L.L.C. ("DA LLC"), Fjordinvest, LLC ("Fjordinvest"), Rodolfo Quijano, M.D. ("Quijano") (Bioscience, DP III LP, DP III Associates, DP IV LP, DP IV Associates, DA LLC, Fjordinvest, and Quijano are collectively referred to herein as the "3F Parties," each of whose name is set forth on Exhibit A and each of whom agrees to deposit that number of shares of Parent Common Stock (as defined below) set forth opposite its name on Exhibit A hereto) in accordance with the terms and conditions of this Escrow Agreement, James C. Blair, an individual resident of the state of _____ (the "3F Party Representative"), as agent for the 3F Parties, and Wells Fargo Bank, N.A., a national banking association principally located in Minneapolis, Minnesota (the "Escrow Agent"). Parent, the Company, the 3F Party Representative, each of the 3F Parties are sometimes together referred to herein as the "Parties" and each individually as a "Party."

     WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of January 23, 2006, by and among Parent, Seabiscuit Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Subsidiary"), the Company, and the Stockholder Representative (the "Merger Agreement"), Merger Subsidiary will be merged with and into the Company (the "Merger") and each share of the Company common stock, $0.001 par value (the "Company Common Stock"), and the Company Preferred Stock (the Company Common Stock and the Company Preferred Stock may be collectively referred to as the "Company Capital Stock") issued and outstanding immediately prior to the Effective Time will be converted into the right to receive that number of shares of the common stock of Parent, $0.01 par value per shares (the "Parent Common Stock"), as is determined in accordance with the terms and subject to the conditions of the Merger Agreement;

     WHEREAS, each of the Parties acknowledge that the existence of that certain lawsuit encaptioned Arthur N. Abbey v. Theodore C. Skokos, 3F Partners Limited Partnership II, 3F Management II, LLC and 3F Therapeutics, Inc. filed January 19, 2006 in the U.S. District Court for the Southern District of New York (Case Number 06 CV 0409) and any other litigation, lawsuit or proceeding brought against the Company or Parent or any of their respective directors, officers, employees, agents or affiliates arising from the allegations asserted in the complaint relating to the aforementioned pending lawsuit (the "Abbey Litigation") constitutes a breach of certain of the Company's representations and warranties in the Merger Agreement;

     WHEREAS, Parent requires additional security in connection with the Company's breach of certain of the representations and warranties of the Merger Agreement for any loss, damage, expense or liability suffered by Parent or the Company (or their respective officers, directors, employees, agents and affiliates) arising from or related to the Abbey Litigation, and the 3F Parties, in the interest of facilitating the Merger, agree to provide such additional security;

     WHEREAS, the Parties agreed to enter into this Escrow Agreement and, simultaneously upon at the Closing, deposit with the Escrow Agent certain of the shares of the Parent Common Stock that the 3F Parties would otherwise have received as Initial Merger Consideration under Section 2.1(b)(i) of the Merger Agreement;

     WHEREAS, the Parties agreed that Parent shall deposit the Escrow Shares (as defined below) with the Escrow Agent to hold until instructed otherwise in accordance with the terms hereof and the Escrow Shares and Distributions (as defined below) related thereto shall be distributed only in accordance with the terms of this Escrow Agreement; and

     WHEREAS, the Parties and the Escrow Agent desire to more specifically set forth their rights and obligations with respect to deposit of the Escrow Shares and the Distributions related thereto and the distribution and release thereof in order to satisfy claims or upon termination of this Agreement.

     NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Appointment of and Acceptance by the Escrow Agent. The Escrow Agent is hereby appointed by the Parties as the Escrow Agent in accordance with the instructions set forth herein. The Escrow Agent hereby accepts such appointment.

     2. Establishment and Purpose of Escrow. On the Closing Date, in consideration of the transactions contemplated by the Merger Agreement, and in order to induce Parent to consummate the transactions contemplated by the Merger Agreement, each 3F Party hereby directs Parent (and, to the extent necessary or appropriate, the Exchange Agent under the Merger Agreement) to deposit that number of shares of Parent Common Stock set forth opposite its name on Exhibit A hereto (collectively, the "Escrow Shares"), which shares would otherwise have been payable to each such 3F Party as Initial Merger Consideration under the Merger Agreement, into escrow to be held in accordance with the terms and conditions hereof. As so deposited, the Escrow Shares shall be referred to as the "Deposited Shares" and shall also include any dividends, distributions, income, property or other rights distributed (including, without limitation, upon a stock split, stock dividend or other recapitalization of Parent) with respect to or in exchange for, or otherwise attaching or related to, the Deposited Shares (which have not been released from the escrow established by this Escrow Agreement) (the "Distributions"). The Deposited Shares, together with any Distributions (the Deposited Shares and Distributions, collectively, the "Escrow Fund"), shall be held by the Escrow Agent, for the account of Parent, in order to satisfy any loss, damage, expense or liability suffered by Parent or the Company (or their respective officers, directors, employees, agents and affiliates) arising from or related to the Abbey Litigation. The Escrow Agent agrees to accept delivery of the Deposited Shares and Distributions and to hold the Escrow Fund (Acct. # __________) in escrow subject to the terms and conditions of this Escrow Agreement (the "Escrow Account"). No portion of the Escrow Fund shall be subject to any consensual lien, attachment, trustee process, or other judicial process of any kind whatsoever ("Encumbrance") of any creditor of any of the Parties, and each Party who becomes aware of any Encumbrance shall take all reasonable steps and actions, including without limitation payment of any financial obligations, in order to fully release and satisfy the Encumbrance.


     3. Investment of Cash Distributions.

          (a) The Escrow Agent shall be permitted to deposit, transfer, hold, and invest any cash Distributions received by the Escrow Agent pursuant to this Agreement in one or more Wells Fargo Advantage Money Market Funds (the "Wells Fargo Advantage Funds") upon the completion by Parent of the Agency and Custody Account Direction for Cash Balances, a form of which is attached hereto as Appendix A. In the absence of written instructions from Parent, the Escrow Agent is hereby directed to invest cash Distributions in the Wells Fargo Advantage 100% Treasury Money Market Fund, Service Class Shares. The investments in the Wells Fargo Advantage Funds are not obligations of, or endorsed or guaranteed by, the Escrow Agent or its affiliates and are not insured by the Federal Deposit Insurance Corporation. All interest earned on invested funds, if any, shall be distributed to the Escrow Agent for distribution to the 3F Parties or to Parent, as the case may be, concurrently with the release of the related shares held in the Escrow Fund.

          (b) The Escrow Agent shall be entitled to sell or redeem any such investments as is necessary to make any distributions required under this Agreement. The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment made pursuant to this Agreement, or for any loss resulting from the sale of such investment. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

     4. Distributions, Voting, and Rights of Ownership regarding Deposited Shares. Any Distributions with respect to the Deposited Shares will be issued or distributed by Parent to the Escrow Fund as an additional contribution to the Escrow Fund by Parent with such dividends or distributions retained by the Escrow Agent pursuant to the terms of this Escrow Agreement. The Escrow Agent, the 3F Party Representative, and the 3F Parties shall not have any rights to vote the Deposited Shares and Distributions related thereto while such shares or Distributions are held in escrow by the Escrow Agent. The 3F Parties disclaim any right to such voting rights and agree not to attempt to exercise or claim a right to exercise any such voting rights with respect to such Deposited Shares and Distributions related thereto. Unless and until assigned and transferred to the 3F Parties, or assigned and transferred to Parent, as the case may be, in accordance with the provisions hereof, the Deposited Shares and Distributions related thereto shall be registered in the name of Wells Fargo Bank, N.A., in its sole capacity as Escrow Agent. Except for distributions of the Deposited Shares to Parent or to the 3F Parties as herein required, the Escrow Agent shall not sell, transfer, pledge, assign, encumber, or otherwise attempt to dispose or transfer any Deposited Shares and Distributions related thereto held pursuant to this Escrow Agreement.

     5. No Transfer of Deposited Shares. Except for transfers by operation of law, each of the 3F Parties covenants and agrees that it shall not sell, transfer, pledge, assign, mortgage, encumber, or permit any such encumbrance, or otherwise attempt to dispose or transfer their any of the Deposited Shares or Distributions related thereto, any portion thereof, or any interest therein, unless and until such Deposited Shares or Distributions related thereto, portion thereof, or interest therein is delivered by the Escrow Agent to a 3F Party pursuant to the terms of this Escrow Agreement. No 3F Party shall allow the Deposited Shares or Distributions related thereto, a portion thereof, or any interest therein to be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any of that party, unless and until such Deposited Shares or property related thereto, portion thereof, or interest therein is delivered to that 3F Party pursuant to the terms of this Escrow Agreement. Any purported transfer in violation of any of the foregoing restrictions in this Section 5 shall be null, void and of no force or effect and the Escrow Agent shall not recognize any request for such purported transfer, unless such transfer was by operation of law.

     6. Procedure for Making Claims Against the Deposited Shares. Parent may make a claim pursuant to the terms of this Escrow Agreement, either on behalf of itself or on behalf of the Company, by delivering to the 3F Party Representative with a copy provided to the Escrow Agent, a written notice (a "Claim Notice"), of one or more claims for loss, damage, expense, judgment, order or liability (net of any such claims actually covered by proceeds received by Parent or the Company under any applicable 3F Therapeutics' director and officer insurance policy) ("Losses") suffered by Parent or the Company (or their respective officers, directors, employees, agents and affiliates) arising from or related to the Abbey Litigation (each such claim, a "Claim") against the Deposited Shares or Distributions related thereto, until twenty (20) days after the earlier to occur of: (a) the dismissal, with prejudice, of the Abbey Litigation with respect to both the Company and Theodore C. Skokos, or (b) the (i) dismissal of both 3F Therapeutics and Mr. Skokos, which dismissal is without prejudice with respect to one or both of them, from the Abbey matter, and (ii) the statute of limitations has expired on all of the claims alleged in the complaint relating to the Abbey matter (such date, the "Cut-Off Date"); provided, that Parent is provided with reasonable written evidence confirming the occurrence each such event. In its sole discretion, Parent may make Claims under this Agreement regardless of whether it has already asserted, or may assert, a Claim under the other escrow agreement required by the Merger Agreement. Parent agrees that it will not seek to recover its Losses in a Claim under this Escrow Agreement for fees and expenses of additional legal counsel to defend the Company and/or Parent in the Abbey Litigation; provided, however, that Parent reserves its right to do so under the escrow agreement required by and referenced in the Merger Agreement. It is expressly agreed and understood that if a Claim Notice has been timely made, but the insurance coverage as to the Claim is unresolved (whether the insurance coverage is unresolved because of a reservation of rights by the insurance company, or because of a dispute concerning the existence of an exclusion or for any other reason), then the Claim shall be deemed unresolved and the Deposited Shares shall remain in escrow subject to the terms and conditions of this Escrow Agreement. The Parties agree that if the Abbey Litigation is dismissed with prejudice with respect to the Company, but the other conditions to the Cut-Off Date as set forth in this
Section 6 are not satisfied (so that a Cut-Off Date has not occurred) by the date that is eighteen (18) months after the Closing Date, then either Parent or the 3F Party Representative may send a written notice to the other Parties hereto requesting that the Parties meet to discuss, in good faith, whether the number of Deposited Shares should be reduced in light of the current facts and circumstances relating to the Abbey Litigation and any changes thereto between the date of this Escrow Agreement and the Closing Date, and the resulting impact of such changes (if any) on the risk of loss to Parent or the Company (and their respective officers, directors, employees, agents and affiliates). If the parties are unable to agree on whether an adjustment is appropriate, or, if an adjustment is deemed appropriate by the Parent and the 3F Party Representative, on the number of shares of ATS common stock to be included in such adjustment, then the Parties agree to resolve any such disagreements in accordance with the procedures set forth in Article 10 of the Merger Agreement.

     7. Disputed Claims. Within twenty (20) days of the 3F Party Representative receiving a Claim Notice, the 3F Party Representative may dispute or object to any Claim, in whole or in part, by delivering to the Escrow Agent a copy of Parent's Claim Notice and a written notice of objection (an "Objection Notice") stating:

          (a) that the 3F Parties dispute or object to such Claim;

          (b) that the 3F Parties have delivered a copy of the Objection Notice to Parent and the date on which such copy was delivered;

          (c) the portion of the Claim set forth in the Claim Notice, if any, that is not disputed or objected to; and

          (d) that the Objection Notice is made in a timely manner in accordance with this Escrow Agreement.

     If an Objection Notice is not delivered in a timely manner in accordance with this Section 7, the 3F Party Representative shall be deemed to have given its consent to the entire amount of the Claim. In that case, both Parent and the 3F Party Representative authorize the Escrow Agent to release promptly to Parent the number of Deposited Shares required to satisfy the Claim. The number of Deposited Shares to be released shall be calculated in accordance with Section 8 herein.

     Parent and the 3F Party Representative agree that all disputed Claims shall be resolved in accordance with the procedures set forth in Article 10 of the Merger Agreement.

     8. Payment of Claims. If the Escrow Agent receives from the 3F Party Representative written notice of consent or agreement to all or part of a Claim, or receives notice of a Final Decision (as defined below) in favor of Parent, the Escrow Agent shall thereupon promptly deliver to Parent from the Deposited Shares a number of Deposited Shares having a value equal to the aggregate amount of such Claim as specified in such written notice of consent or agreement from the 3F Party Representative or in the Final Decision, as the case may be, such value to be determined as hereinafter prescribed. If the Deposited Shares are not sufficient to satisfy in full such Claim (as consented or agreed to the 3F Party Representative or as finally determined by a Final Decision), the Escrow Agent shall deliver to Parent such Deposited Shares as are available and satisfy the remainder of such Claim from Distributions to the extent of such Distributions. Claims satisfied by payment in the form of Deposited Shares shall be satisfied by returning to Parent from the Deposited Shares the number of whole shares of Parent Common Stock equal to the quotient of the aggregate Claim(s) being so satisfied divided by the Average Market Price (as defined below), so adjusted, if appropriate, in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Common Stock after the Effective Time. "Average Market Price" means with respect to Deposited Shares, the average of the closing sale price (such closing price as reported by The NASDAQ Stock Market at the end of regular trading) of one share of Parent Common Stock on the NASDAQ National Market

System (or such other national securities trading system as Parent Common Stock is approved and listed for trading) on each of the 60 trading days ending on (and including) the Escrow Distribution Date (as defined below). Such Average Market Price and the number of Deposited Shares to satisfy such Claim shall be provided in writing to the Escrow Agent by Parent and the 3F Party Representative, which notice shall be provided promptly following consent or agreement by the 3F Party Representative of the Claim or the Final Decision, as the case may be.

     9. Distribution of Escrow Fund to the 3F Parties. Within 30 days of the Cut-Off Date, which date shall be provided in writing to the Escrow Agent by Parent, the Escrow Agent shall, after taking the actions described in this
Section 9, remit the balance of the Escrow Fund (excluding any shares that are returned, or required to be returned, back to Parent pursuant to the terms of this Escrow Agreement) then remaining, less that number of shares equal to the quotient obtained by dividing all Losses incurred by 3F Therapeutics related to or arising from the Abbey Litigation, if any, by the Average Market Price (so adjusted, if appropriate, in the event that there occurs any stock dividend, stock split, or similar event with respect to the Parent Common Stock after the Effective Time, if any) to the 3F Parties, with the number of shares to be remitted to each 3F Party to be determined by multiplying the such number of remaining Deposited Shares by the Percentage Interest set forth opposite its name on Exhibit A hereto (the date of such distribution, the "Escrow Distribution Date"). In addition, prior to such proposed distribution to the 3F Parties, the Escrow Agent shall notify Parent and the 3F Party Representative of the pending distribution(s) and the proposed number of Deposited Shares to be remitted to the 3F Parties. In the event that there exists as of the date of the proposed distribution any Claim that has not been satisfied or resolved in full or if Parent has provided written notice to the Escrow Agent and to the 3F Party Representative that states the reasons why the Escrow Agent should not distribute all or any portion of the Escrow Fund to the 3F Parties, Parent and the 3F Party Representative shall endeavor in good faith to determine a reasonable estimate of the maximum amount of such Claim and shall jointly instruct the Escrow Agent to deliver any excess amount in the Escrow Fund to the 3F Parties in accordance with this Section 9. The Escrow Agent shall continue to hold such portion of the Escrow Fund in dispute until the Escrow Agent receives written instructions signed by each of Parent and the 3F Party Representative directing the Escrow Agent to deliver the Escrow Fund (or any portion thereof) or until there is a Final Decision (as hereinafter defined) with respect to a disputed Claim directing delivery of the Escrow Fund (or any portion thereof), in which case the Escrow Agent shall deliver the Escrow Fund (or such portion thereof) in accordance with the Final Decision. "Final Decision" means a decision, order, judgment or decree of an arbitrator or court having jurisdiction that is either not subject to appeal or as to which notice of appeal has not been timely filed or served. For the purpose of clarity, the Escrow Agent is not required to calculate the Average Market Price or the number of aggregate Deposited Shares to be distributed pursuant to this
Section 9.

     10. Duration of Escrow. The Escrow Agent shall hold all Deposited Shares and other property constituting a part thereof until the Deposited Shares or other property constituting a part thereof that corresponds to the Distribution(s) are delivered to the 3F Parties or to Parent, as the case may be, pursuant to the terms of this Escrow Agreement.

     11. Termination. This Escrow Agreement shall terminate as follows:

          (a) After the Escrow Distribution Date, provided that there are no claims then pending against the Deposited Shares and Distributions related thereto that were made by proper delivery of a Notice of Claim on or prior to such date, in which event the Escrow Agent shall promptly thereafter deliver any remaining Deposited Shares and Distributions related thereto to the 3F Parties in accordance with Section 9; or

          (b) Upon Final Resolution of any claims of Parent that are pending against the Deposited Shares and Distributions related thereto on the Escrow Distribution Date, provided that such claims were made by proper delivery of Notices of Claims on or before the Escrow Distribution Date, in which event the remaining Deposited Shares and Distributions related thereto shall be distributed by the Escrow Agent to the 3F Parties; or

          (c) Upon the mutual written agreement to terminate this Escrow Agreement executed by Parent and the 3F Party Representative.

     12. Authority of Escrow Agent. Parent and the 3F Parties, by execution and delivery of this Escrow Agreement, constitute and appoint the Escrow Agent as Parent's and the 3F Parties' true and lawful agent and attorney-in-fact to assign and transfer the Deposited Shares and Distributions related thereto for Parent and the 3F Parties, respectively, and in the name, place and stead of Parent and the 3F Parties, respectively, as fully and to all the same extent as Parent or the 3F Parties, respectively, could do on their own behalf, as shall from time to time be required in accordance with the provisions of this Escrow Agreement. In furtherance of the foregoing and not in limitation thereof, the Escrow Agent is specifically authorized to forward any of the Deposited Shares or Distributions or any other property constituting a part of the Deposited Shares pursuant to this Escrow Agreement to (i) Parent as may be necessary to accomplish the intent and purposes of this Escrow Agreement, or (ii) provided Parent has no outstanding claims for indemnification, to the 3F Parties in accordance with Section 9. Such authority of the Escrow Agent shall not be affected by the subsequent bankruptcy, insolvency, death, disability or incompetence of Parent or any 3F Party.

     13. Successors, General Duties, Reporting, Liability, Resignation, Removal and Indemnification of Escrow Agent.

          (a) Any corporation into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

          (b) The duties and responsibilities of the Escrow Agent shall be limited to those expressly set forth in this Escrow Agreement, and the Escrow Agent shall not be obligated to recognize any other agreement between any of the parties hereto, including the Merger Agreement, even though reference thereto may be made herein and whether or not the Escrow Agent has knowledge thereof. All references in this Escrow Agreement to any other agreement are for the convenience of the parties hereto other than the Escrow Agent, and the Escrow Agent has no duties or obligations with respect thereto. The Escrow Agent will hold and administer the Deposited Shares, together with all Distributions related thereto, in accordance with the provisions of this Escrow Agreement.

          (c) Each quarter during the term of this Escrow Agreement, the Escrow Agent shall prepare and send to Parent and the 3F Party Representative a report describing in reasonable detail a summary of receipts and disbursements from the Escrow Account. The Escrow Agent will maintain complete and accurate records concerning all receipts and distributions to and from the Escrow Account, including, but not limited to, the date and amount of each distribution made to Parent or to the 3F Parties. The Escrow Agent will be deemed in compliance with this Section 13(c) if it maintains copies of all reports delivered from time to time pursuant to this Section 13(c). In the event that the Escrow Agent seeks indemnification pursuant to the terms of this Agreement, the Escrow Agent shall, in addition to the report required pursuant to this Section 13(c), prepare and send to Parent and the 3F Party Representative on a monthly basis a detailed summary of the Escrow Agent's fees and expenses, which shall include legal fees and expenses.

          (d) The Escrow Agent shall not be personally liable for any action taken or omitted to be taken hereunder if taken or omitted to be taken by the Escrow Agent in good faith or in the exercise by the Escrow Agent of its own best judgment unless it acts grossly negligent or with willful misconduct. The Escrow Agent shall also be fully protected in relying upon any written notice, demand, certificate or document that the Escrow Agent in good faith believes to be genuine unless it is grossly negligent or acts with willful misconduct.

          (e) Provided it acts in the absence of gross negligence, bad faith, and willful misconduct; the Escrow Agent shall not be responsible for the sufficiency or accuracy of the form, execution, validity or genuineness of notices, documents or securities now or hereafter deposited or delivered under this Escrow Agreement, or of any endorsement thereof, or for any lack of endorsement thereof, or for any description therein, nor shall the Escrow Agent be responsible or liable in any respect on account of the identity, authority or rights of the persons executing or delivering or purporting to execute or deliver this Escrow Agreement or any such document, notice, security or endorsement.

          (f) The Escrow Agent may resign upon 60 days' advance written notice to the Parties hereto or be removed by the mutual consent of Parent and the 3F Party Representative. No resignation or removal of the Escrow Agent and no appointment of a successor Escrow Agent, however, shall be effective until the acceptance of appointment by the successor Escrow Agent in the manner herein provided. In the event of the resignation or removal of the Escrow Agent, Parent and the 3F Party Representative shall agree upon a successor Escrow Agent. Any successor Escrow Agent shall execute and deliver to the predecessor Escrow Agent, Parent and the 3F Party Representative an instrument accepting such appointment and the transfer of the Deposited Shares, together with Distributions related thereto, and agreeing to the terms of this Escrow Agreement, and thereupon such successor Escrow Agent shall, without further act, become vested with all the estates, properties, rights, powers and duties of the predecessor Escrow Agent as if originally named herein. In the event Parent and the 3F Party Representative are unable to agree upon a successor Escrow Agent within 20 days of the creation of the vacancy, Parent and the 3F Party Representative shall submit the dispute for arbitration as provided in the Merger Agreement and the arbitrator shall select a successor Escrow Agent within 60 days of such arbitrator's appointment.

          (g) Parent and the 3F Parties, jointly and severally, hereby indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable counsel fees, which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is the result of the willful misconduct or gross negligence of the Escrow Agent. The Escrow Agent may consult counsel in respect of any question arising under this Escrow Agreement and the Escrow Agent shall not be liable for any actions taken or omitted in good faith upon advice of such counsel.

     14. Escrow Agent's Fee. The Escrow Agent shall be entitled to compensation for its services as stated in the fee exhibit attached hereto as Exhibit B. The Escrow Agent shall send a copy of each invoice to both Parent and the 3F Party Representative. Each of Parent and the Company shall pay one half of such compensation in cash upon receipt of the Escrow Agent's invoice, it being understood and agreed that the Company shall include all such compensation as expenses to be reflected on the Actual Operating Budget reviewed prior to Closing pursuant to the relevant terms of the Merger Agreement. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent's services as contemplated by this Escrow Agreement; provided, however, that in the event that the Escrow Agent renders any material service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, of if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorney's fees (the "Extraordinary Expenses"), occasioned by any delay, controversy, litigation or event. The Escrow Agent may recover such Extraordinary Expenses from either Parent or the Stockholder Representative. The Parties agree, that amongst themselves, the Extraordinary Expenses shall be apportioned one-half (1/2) to Parent and one-half (1/2) to the shares deposited or to be deposited in the escrow account established pursuant to the escrow agreement required by Section 2.2 of the Merger Agreement upon receipt of the Escrow Agent's invoice by each Party.

     15. Representations and Warranties of each 3F Party. As a material inducement to Parent to enter into this Escrow Agreement, with the understanding that Parent will be relying thereon in consummating the Merger and this Escrow Agreement, each 3F Party hereby represents and warrants to Parent that the statements contained in this Section 15 are true and correct as of the date of this Escrow Agreement.

          (a) Such party has all requisite power and authority to enter into this Escrow Agreement. All actions required to be taken by law or by any agreement, will have been taken to duly and validly authorize and approve the execution, delivery, and performance by such party of this Escrow Agreement and no other actions on the part of such party, or any subsidiary or affiliate of such party are, or will be necessary to authorize this Escrow Agreement.

          (b) Neither the execution, delivery, or performance by such party of this Escrow Agreement will contravene or conflict with the charter documents or bylaws of such party or contravene or conflict with or constitute a violation of any provision of any law binding upon or applicable to such party.

          (c) No consent, approval, authorization of or from, or registration, notification, declaration, or filing with (hereinafter referred to as a "Consent" and sometimes collectively as "Consents") any individual or entity is required in connection with the execution, delivery, or performance of this Escrow Agreement by such party.

          (d) Such party will not seek any contribution or indemnification from any Company stockholder for any liability that such party may suffer that arises out of the Abbey Litigation or this Escrow Agreement.

     16. Fractional Shares. Notwithstanding any other provision of this Escrow Agreement to the contrary, no certificates representing fractional shares of Parent Common Stock shall be conveyed to the 3F Parties upon distribution from the Escrow Fund. In lieu of any fractional shares of Parent Common Stock to which any 3F Party may be entitled, Parent shall pay to such 3F Party an amount of cash (without interest) determined by multiplying the fair market value of one share of Parent Common Stock on the Escrow Distribution Date by the fractional share interest to which such 3F Party would otherwise be entitled. Parent will make available to the Escrow Agent all cash necessary for this purpose, and the Escrow Agent shall have no other duties under this Section 16 other than to distribute the cash provided to Escrow Agent by Parent to each 3F Party in accordance with such 3F Party's percentage interest as noted on the attached Exhibit A. If Parent becomes entitled to receive from each 3F Party any fraction of a share of Parent Common Stock from any 3F Party pursuant hereto, then Parent will receive the next higher whole number of shares and pay to such 3F Party an amount of cash (without interest) determined by multiplying the Average Market Price by the fractional share interest received by Parent as a result of the rounding up of the shares transferred by the 3F Party.

     17. Additional Agreements and Acknowledgements. The Parties hereby acknowledge and agree that:

          (a) the existence of the Abbey Litigation constitutes a breach of certain of the Company's representations and warranties under the Merger Agreement such that any loss, liability, cost, damage and expense incurred by Parent following the Closing in connection with the Abbey Litigation complaint will not be subject to the Basket Amount but will be indemnified in full; and

          (b) nothing contained in this Escrow Agreement shall limit or otherwise affect Parent's or Merger Subsidiary's rights under the Merger Agreement or any agreements entered into in connection therewith, including without limitation Parent's right to seek indemnification by making a claim against, at Parent's sole discretion, the Deposited Shares hereunder, the 900,000 shares of Parent Common Stock placed in escrow pursuant to the Merger Agreement or any Milestone Consideration, Set-Off Shares, or any combination thereof, to satisfy any Claim.

     18. Notice Provisions. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly delivered and effective:

          (a) on the date of delivery, if delivered personally;

          (b) on the date of receipt if sent by reputable nationwide overnight courier; or

          (c) on the date of transmission, if sent by facsimile, telecopy, telegraph, telex or other similar telegraphic communications equipment:

     If to the Company or to Parent or Merger Subsidiary:

          To: ATS Medical, Inc.
              3905 Annapolis Lane #105
              Minneapolis, Minnesota 55447
              Attn: Rick Curtis, Vice President Marketing and Business
                    Development
              Fax: (763) 553-1492

          With a copy to:

              Oppenheimer Wolff & Donnelly LLP
              3300 Plaza VII
              45 South Seventh Street
              Minneapolis, Minnesota 55402
              Attn: Thomas A. Letscher, Esq.
              Fax: (612) 607-7100

or to such other address as the Company, Parent or Merger Subsidiary shall furnish to the other parties hereto in writing in accordance with this subsection.

     If to a 3F Party:

          To: James C. Blair
              Domain Associates, L.L.C.
              One Palmer Square
              Princeton, NJ 08542

or to such other address as the 3F Party Representative shall furnish to the other parties hereto in writing in accordance with this subsection.

     If to the Escrow Agent:

              Wells Fargo Bank, N.A.
              608 Second Avenue South
              Minneapolis, Minnesota 55479
              Attn: Nick Tally
              Fax: (612) 667-9825

or to such other address as the Escrow Agent shall furnish to the other parties hereto in writing in accordance with this subsection.

     19. Appointment of 3F Party Representative.

          (a) By executing this Escrow Agreement, the 3F Parties hereby irrevocably constitute and appoint James C. Blair as the 3F Party Representative, for the purpose of taking all such actions and executing all such documents required to be taken by the 3F Parties, and performing and consummating the transactions, on behalf of each 3F Party, contemplated by this Escrow Agreement. By executing this Escrow Agreement, the 3F Party Representative hereby accepts such appointment without compensation for services in this capacity. The appointment of such 3F Party Representative is coupled with an interest and all authority hereby conferred shall be irrevocable and such 3F Party Representative is hereby authorized and directed to perform and consummate all of the transactions contemplated by this Escrow Agreement. Not by way of limiting the authority of the 3F Party Representative, each and all of the 3F Parties, by their execution of this Escrow Agreement, for themselves and their respective heirs, executors, administrators, successors and assigns hereby authorize the 3F Party Representative to:

               (i) effect any amendment to this Escrow Agreement which the 3F Party Representative deems necessary or desirable;

               (ii) execute and deliver on their behalf all documents and instruments which may be executed and delivered pursuant to this Escrow Agreement;

               (iii) make and receive notices and other communications pursuant to this Escrow Agreement and service of process in any legal action or other proceeding arising out of or related to this Escrow Agreement or any of the transactions hereunder;

               (iv) settle any dispute, claim, action, suit or proceeding arising out of or related to this Escrow Agreement or any of the transactions hereunder;

               (v) receive the Escrow Shares and distribute the Deposited
Shares;

               (vi) appoint or provide for successor agents; and

               (vii) pay expenses incurred or which may be incurred by or on behalf of the 3F Parties (and to be reimbursed by the 3F Parties for their pro rata share of such expenses in any manner as may be agreed to among the 3F Parties and the 3F Party Representative) in connection with this Escrow Agreement.

          (b) In the event of the death or disability of the 3F Party Representative, the holders of a majority in interest of the Deposited Shares shall promptly appoint a replacement. No person serving as the 3F Party Representative under this Escrow Agreement shall have any personal liability to any 3F Party or its permitted assigns with respect to any action taken, suffered or omitted by him hereunder as a 3F Party Representative while acting in good faith and in the absence of gross negligence or willful misconduct, and any act done, suffered or omitted pursuant to the advice of counsel shall be deemed hereunder to have been done in good faith, except to the extent that such person may have liability as a 3F Party hereunder. The 3F Parties shall severally and not jointly indemnify the 3F Party Representative and hold him harmless against any loss, liability or expense incurred without bad faith or gross negligence on the part of the 3F Party Representative and arising out of or in connection with the acceptance or administration of their duties hereunder.

          (c) Any claim, action, suit, or other proceeding, whether in law or equity, to enforce any right, benefit or remedy granted to 3F Parties under this Escrow Agreement shall be asserted, brought, prosecuted or maintained only by the 3F Party Representative. With respect to any matter contemplated by this Section 19, the 3F Parties shall be bound by any determination in favor of or against the 3F Party Representative or the terms of any settlement or release to which the 3F Party Representative shall become a party.

          (d) Any notice given the 3F Party Representative will constitute notice to each and all of the 3F Parties at the time the notice is given to the 3F Party Representative. Any action taken by, or instruction received from, the 3F Party Representative will be deemed to be action by, or notice or instruction from, each and all of the 3F Parties. Parent may, and the Escrow Agent will, disregard any notice or instruction received directly from any 3F Party other than the 3F Party Representative.

          (e) At any time during the term of this Escrow Agreement, holders of a majority in interest of the Deposited Shares may remove and replace the 3F Party Representative by sending notice and a copy of the written consent appointing such new individual or individuals signed by holders of a majority in interest of the Deposited Shares to Parent and the Escrow Agent.

     20. Tax Information.

          (a) Each of the Parties will complete and return to the Escrow Agent any and all tax forms or reports required to be maintained or obtained by the Escrow Agent in connection with its administration of this Escrow Agreement. The Parties agree that, for tax reporting purposes, all interest or other income from the investment of cash Distributions shall, as of the end of each calendar year, be reported as having been earned by Parent.

          (b) With respect to the disbursement of any Distributions or Deposited Shares pursuant to this Escrow Agreement, the 3F Party Representative shall be responsible for determining any tax reporting and withholding relating to any such disbursement to a 3F Party. Parent shall be responsible for determining any tax reporting and withholding relating to any such disbursement to Parent. The 3F Party Representative or Parent, as the case may be, shall instruct the Escrow Agent with respect to any and all tax reporting and withholding by (i) specifying in writing the amount of any withholding prior to any disbursement,
(ii) instructing the Escrow Agent in writing as to the specific version of the tax form to be distributed, (iii) furnishing any information required in such tax reporting forms that the Escrow Agent may reasonably request, and (iv) furnishing any guidance or direction in writing as may be reasonably requested by the Escrow Agent. The Escrow Agent will, in accordance with written instruction given in accordance with this Section 20, print and mail tax reporting forms to persons receiving distributions pursuant to this Escrow Agreement and transmit withholding amounts in accordance with its standard policies and procedures. The Escrow Agent shall not be considered the payor with respect to any payments made under this Agreement, and the Parties acknowledge that the Escrow Agent is not in a position to characterize the nature of the payment made to recipients for tax purposes. The Escrow Agent further shall not be considered the payor with respect to any payments made to any non-resident aliens and, accordingly, is not the "withholding agent" for purposes of any such payments as that term is defined under the regulations of the Internal Revenue Service ("IRS"). Any tax certifications received as a result of solicitations made by the Escrow Agent at the request of any Party will be forwarded to such Party for its review and analysis. The Escrow Agent shall not have any liability for any withholding, interest, or penalties assessed by the IRS due to a failure to withhold or report the proper amount of tax.

     21. General.

          (a) Execution in Counterparts. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

          (b) Waivers. No waiver of any term, covenant or condition of this Escrow Agreement shall be effective unless made in a written instrument duly executed by or on behalf of the party against whom the waiver is to be effective.

          (c) Amendments. The parties may agree to the amendment or modification of Section 17(a) of this Escrow Agreement by an agreement in writing executed in the same manner as this Escrow Agreement. The parties may agree to the amendment or modification of any section other than Section 17(a) of this Escrow Agreement by an agreement in writing executed by Parent, the 3F Party Representative and the Escrow Agent.

          (d) Assignment. This Escrow Agreement may not be assigned by any of the parties hereto except pursuant to written consent of each of the parties hereto, which shall include the Escrow Agent.

          (e) Binding Effect. This Escrow Agreement shall be binding upon the successors and assigns of the parties hereto.

          (f) Governing Law. This Escrow Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including, without limitations, matters of validity, construction, effect, performance and remedies.

          (g) Captions. The captions of this Escrow Agreement are for convenience of reference only and shall not affect in any manner any of the terms, covenants or conditions hereof.

          (h) Definitions. Capitalized terms used in this Escrow Agreement but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

          (i) Injunctive Relief. It is expressly agreed among the parties hereto that monetary damages would be inadequate to compensate a party hereto for any breach by any other party of its covenants and agreements herein. Accordingly, the parties agree and acknowledge that any such violation or threatened violation will cause irreparable injury to the others and that, in addition to any other remedies which may be available, such party will be entitled to injunctive relief against the threatened breach hereof or the continuation of any such breach without the necessity of proving actual damages and may seek to specifically enforce the terms hereof.

                  [Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Escrow Agreement as of the day and year first above written.

PARENT:                                 ATS MEDICAL, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


COMPANY:                                3F THERAPEUTICS, INC.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


ESCROW AGENT:                           WELLS FARGO BANK, N.A.


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


3F PARTY REPRESENTATIVE:


                                        ----------------------------------------
                                        James C. Blair

                  (Signature Page to Special Escrow Agreement)

                                        3F PARTIES:


                                        ----------------------------------------
                                        Rodolfo Quijano, M.D.


                                        BIOSCIENCE INVESTMENT TRUST PLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FJORDINVEST, LLC


                                        By:
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                 (3F Signature Page to Special Escrow Agreement)

                                        DOMAIN ENTITIES:

                                        DOMAIN PARTNERS III, L.P.


                                        By:
                                            ------------------------------------
                                            [name]


                                        DP III ASSOCIATES, L.P.


                                        By:
                                            ------------------------------------
                                            [name]


                                        DOMAIN PARTNERS IV, L.P.


                                        By:
                                            ------------------------------------
                                            [name]


                                        DP IV ASSOCIATES, L.P.


                                        By:
                                            ------------------------------------
                                            [name]


                                        DOMAIN ASSOCIATES, L.L.C.


                                        By:
                                            ------------------------------------
                                            [name]

          (Domain Entities Signature Page to Special Escrow Agreement)

                                    EXHIBIT A

                      ESCROW SHARES AND PERCENTAGE INTEREST

                                     NUMBER OF SHARES OF ATS   PERCENTAGE
             3F PARTY                COMMON STOCK TO DEPOSIT    INTEREST
             --------                -----------------------   ----------
Bioscience Investment Trust plc               63,980
Fjordinvest, LLC                              28,610
Rodolfo Quijano, M.D.                         28,610
Domain Entities:
   Domain Partners III, L.P.                  22,679
   DP III Associates, L.P.                       216
   Domain Partners, IV, L.P.                 150,488
   DP IV Associates, L.P.                      2,110
   Domain Associates, L.L.C.                   3,307
   DOMAIN TOTAL:                             178,800
                                             -------              ---
GRAND TOTAL:                                 300,000              100%
                                             =======              ===

                                    EXHIBIT B

                            FEES OF THE ESCROW AGENT

                                [TO BE ATTACHED]

                                   APPENDIX A

         FORM OF AGENCY AND CUSTODY ACCOUNT DIRECTION FOR CASH BALANCES

Direction to use Wells Fargo Advantage Funds for Cash Balances in the following account(s):

Account Names:

Account Number(s):

You are hereby directed to invest, as indicated below or as I shall direct further from time to time, all cash in the Account in the following money market portfolio of Wells Fargo Advantage Funds (the "Fund") or another permitted investment of my choice (Check One):

[ ]  Wells Fargo Advantage Funds, Cash Investment Money Market Fund

[ ]  Wells Fargo Advantage Funds, Treasury Plus Money Market Fund

[ ]  Wells Fargo Advantage Funds, 100% Treasury Money Market Fund

[ ]  Wells Fargo Advantage Funds, Government Money Market Fund

[ ]  Wells Fargo Advantage Funds, National Tax-Free Money Market Fund

I acknowledge that I have received, at my request, and reviewed the Fund's prospectus and have determined that the Fund is an appropriate investment for the Account.

I understand from reading the Fund's prospectus that Wells Fargo Funds Management, LLC, ("Wells Fargo Bank") a wholly-owned subsidiary of Wells Fargo & Company provides investment advisory and other administrative services for the Wells Fargo Advantage Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. Boston Financial Data Services serves as transfer agent for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC. Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. I also understand that Wells Fargo & Company will be paid, and its bank affiliates may be paid, fees for services to the Funds and that those fees may include Processing Organization fees as described in the Fund's prospectus.

I understand that you will not exclude amounts invested in the Fund from Account assets subject to fees under the Account agreement between us.

I understand that investments in the Fund are not obligations of, or endorsed or guaranteed by, Wells Fargo Bank or its affiliates and are not insured by the Federal Deposit Insurance Corporation.

I acknowledge that I have full power to direct investments of the Account.

I understand that I may change this direction at any time and that it shall continue in effect until revoked or modified by me by written notice to you.

I understand that if I choose to communicate this investment direction solely via facsimile, then the investment direction will be understood to be enforceable and binding.


----------------------------------
Signature

----------------------------------
Date


                                       21